Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
Mondee Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Secondary Offering
Fees to Be Paid	Equity	Common Stock	457(c)	169,500	(2)	$2.145	(3)	$363,577.50	0.00014760	$53.66	(4)
Fees Previously Paid	Equity	Common Stock	457(c)	1,275,000	(5)	$3.3275	(6)	$4,242,562.50	0.00014760	$626.20	(4)
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—				—	—	—	—
	Total Offering Amounts							$4,606,140
	Total Fees Previously Paid									$626.20
	Total Fee Offsets									—
	Net Fee Due									$53.66
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Represents up to 169,500 shares of Class A common stock, par value $0.0001 per share (“Common Stock”) issuable upon exercise of warrants pursuant to (i) that certain Letter Agreement, dated October 17, 2023 by and between the Company and NH Credit Partners III Holdings L.P., (ii) that certain Subscription Agreement and Plan of Reorganization, dated December 14, 2023, by and between the Company and NH Credit Partners III Holdings L.P., (iii) that certain Second Amended and Restated Registration Rights Agreement, dated December 24, 2023, by and between the Company and the selling securityholders (as described in the prospectus, the “Selling Securityholders”), (iii) that certain Amended and Restated Warrant Agreement, dated December 14, 2023, by and between the Company and Continental Stock Transfer & Trust Company, acting as warrant agent, and (iv) that certain Letter Agreement, dated October 17, 2023 by and between the Company and NH Credit Partners III Holdings L.P.
(3)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) on January 8, 2023 ($2.145 per share), in accordance with Rule 457(c) of the Securities Act.

(4)Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00014760.
(5)Represents up to 1,275,000 shares of Common Stock issuable upon exercise of warrants pursuant to that certain Subscription Agreement and Plan of Reorganization, dated October 17, 2023, by and between the Company and the Selling Securityholders, (ii) that certain Amended and Restated Registration Rights Agreement, dated October 17, 2023, by and between the Company, the Selling Securityholder and NH Credit Partners III Holdings L.P., and (iii) that certain Warrant Agreement, dated October 17, 2023, by and between the Company and Continental Stock Transfer & Trust Company, acting as warrant agent.
(6)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) on November 13, 2023 ($3.3275 per share), in accordance with Rule 457(c) of the Securities Act.